Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of November __, 2008, by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation with offices at 708 Third Avenue, New York, New York 10017 (the “Corporation”), and Kenneth G. Torosian, an individual residing at 420 Bellwood Avenue, Sleepy Hollow, NY 10591 (the “Employee”).

WITNESSETH:

WHEREAS, the Corporation desires to continue to retain the services of the Employee upon the terms and conditions hereinafter set forth; and

WHEREAS, the Corporation and Employee are parties to that certain employment agreement dated July 11, 2005 (the “Original Employment Agreement”);

WHEREAS, the parties desire to amend and restate the Original Employment Agreement in its entirety in accordance with the resolutions adopted by the Corporation’s Compensation Committee on April 10, 2007 and November 16, 2007;

WHEREAS, the Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, WHEREFORE, the parties mutually agree as follows:

Section 1. Employment. The Corporation hereby continues to employ the Employee and the Employee hereby continues to serve as the Chief Financial Officer of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties. The Employee shall be employed by the Corporation as the Corporation’s Chief Financial Officer. The Employee shall properly perform such duties as may be assigned to him from time to time by the Corporation’s Chief Executive Officer or the Board of Directors of the Corporation as the case may be. During the term of this Agreement, the Employee shall devote all of his available business time to the performance of his duties hereunder.

Section 3. Term of Employment. The term of the Employee’s employment shall continue as of the date hereof and shall continue until terminated pursuant to Section 5.

Section 4. Compensation of Employee.

4.1. Compensation. As of July 11, 2008 (the “Effective Date”), the Corporation shall pay to the Employee as annual compensation for his services hereunder a salary (“Salary”) in an amount equal to Three Hundred and Fifty Thousand ($350,000) Dollars. The Salary shall be reviewed every July 11 for merit increases and shall in all events be increased on each July 11 by the percentage increase, if any, in the Consumer Price Index, as defined herein, for the most recent calendar month for which the Consumer Price Index has been published over the Consumer Price Index for the same calendar month in the immediately preceding year. As used herein, the “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers, New York - Northeastern New Jersey area (1982-84=100) issued by the Bureau of Labor Statistics of the United States Department of Labor; provided that in the event the Consumer Price Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the salary increase shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics. The Salary shall be payable semi-monthly less such deductions as shall be required to be withheld by applicable law and regulations.

4.2. Expenses. The Corporation shall pay or reimburse the Employee for all reasonable and necessary business, travel or other expenses incurred by him with the prior consent of the Corporation, upon proper documentation thereof, which may be incurred by him in connection with the rendition of the services contemplated hereunder.

4.3. Benefits. During the term of this Agreement, the Employee shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, group health benefit plans and all other benefits and plans as the Corporation provides to its employees.

4.4. Discretionary Payments. Nothing herein shall preclude the Corporation from paying the Employee such additional bonuses or other compensation, as the Board of Directors, in its discretion, may authorize from time to time.

4.5. Stock Options. Upon the death or Disability, as hereinafter defined, of the Employee or in the event the Employee is terminated without cause, as hereinafter defined, or as a result of a Change in Control, as hereinafter defined, all stock options granted to the Employee, under the Corporation’s Amended and Restated Stock Option Plan, including non-vested options, shall automatically become vested and immediately exercisable.

4.6 Bonus. For calendar year 2008 and each calendar year thereafter, the Employee shall be eligible to receive a bonus equal to at least forty percent (40%) of his base salary, with forty percent (40%) of such bonus based on the Corporation’s financial performance and sixty percent (60%) of such bonus based on the Employee’s performance with respect to certain personal objectives, each to be agreed upon by the Corporation and Employee and set forth on Exhibit A to this Agreement, as such Exhibit A is amended from time to time. Further, the Employee may be entitled to an additional bonus based on the satisfaction of certain objective criteria as set forth on Exhibit B to this Agreement, as may be amended from time to time. The Corporation’s Chairman and Compensation Committee shall determine, using commercially reasonable standards, whether Employee has earned the bonuses set forth herein based on their relative criteria. Unless noted otherwise, any bonus, to the extent earned, shall be payable within 120 days of the end of the calendar year to which such bonus relates.

Section 5. Termination.

5.1. Termination of Employment. This Agreement shall terminate upon the death, Disability, as hereinafter defined, termination of employment of the Employee For Cause, as hereinafter defined, termination of the employment of Employee without cause or because Employee voluntarily leaves his employment hereunder.

5.2. Termination For Cause/Voluntary Departure. In the event of a termination For Cause or because Employee voluntarily leaves his employment hereunder, the Corporation shall pay Employee all accrued and unpaid Salary and vacation through the date of termination. The Corporation shall have no further obligation to the Employee hereunder.

5.3. Termination Without Cause. In the event of a termination without cause, the Employee shall be entitled to continue to participate in the hospitalization, group health benefit and disability plans of the Corporation on the same terms and conditions as immediately prior to his termination and shall receive his Salary for a period equal to twelve (12) months.

5.4. Termination Upon Death. In the event of a termination upon the death of Employee, the Corporation shall pay to any person designated by the Employee, in writing or, if no such person is designated, to his estate, the Salary which would otherwise be payable to the Employee for a period of six (6) months from the date of such death. In the event of a termination upon the death of Employee, the Corporation shall pay for a period of six (6) months after such death, on behalf of the Employee’s surviving dependents, the COBRA insurance premiums of such dependents.

5.5. Termination Upon Disability. In the event of a termination upon the Disability of Employee, the Corporation shall pay to the Employee or any person designated by the Employee during the first three months immediately after the termination of employment due to such Disability, the Salary which would otherwise be payable to the Employee. In addition, the Corporation shall pay the COBRA insurance premiums of the Employee and his dependents for six (6) months from the date of Disability. The Employee hereby acknowledges that payments pursuant to this Section 5.5 are in lieu of the Employee’s receipt of funds under the Corporation’s Salary Continuation Plan and that Employee hereby agrees to assign to the Corporation any benefits that he/she may be entitled to under any disability insurance plans of the Corporation.

5.6. Definition of “For Cause”. As used herein, the term “For Cause” means (i) the Employee's indictment, plea or conviction of any criminal violation involving dishonesty, fraud, breach of trust or any other crime involving moral turpitude which constitutes a felony, whether or not involving the Corporation; (ii) the Employee's willful engagement in gross misconduct in the performance of his duties that materially injures the Corporation; (iii) the Employee's gross neglect of his duties under this Agreement; (iv) the Employee's violation of Sections 9 or 10 of this Agreement; (v) Employee’s habitual drunkenness or habitual use of illegal substances; (vi) behavior by the Employee which is detrimental to the Corporation's reputation; (vii) the Employee's willful and continuous failure to substantially perform his duties under this Agreement, including but not limited to failure resulting from gross insubordination; or (viii) the Employee’s willful actions or willful omissions which cause the Corporation’s securities filings to be inaccurate, false or misleading. A termination of Employee pursuant to subparagraph (vii) shall occur only after the Board provides written notice to the Employee of his failure and 10 calendar days’ opportunity to cure such failure. An act of the Employee will not be deemed "willful" unless done or omitted to be done by the Employee not in good faith and without reasonable belief that the act or omission was in the Corporation's best interests.

Section 6. Disability

6.1. Definition. In the event the Employee is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of ninety (90) days in any one hundred twenty (120) day period during the Term, the Employee shall be deemed to be suffering from a "Disability".

6.2. Payment During Disability. In the event the Employee is unable to perform his duties hereunder by reason of a disability, which disability does not constitute a Disability, the Corporation shall continue to pay the Employee his Salary and benefits during the continuance of such disability. The Employee hereby acknowledges that payments pursuant to this Section 6.2 are in lieu of the Employee’s receipt of funds under the Corporation’s Salary Continuation Plan and that Employee hereby agrees to assign to the Corporation any benefits that he may be entitled to under any disability insurance plans of the Corporation.

Section 7. Vacations and Personal Days. For calendar year 2008 and for future years, the Employee shall be entitled to the greater of four (4) weeks, or the Employee’s entitlement under the Corporation’s vacation policy. In addition, the Employee shall be entitled to personal days in accordance with the Corporation’s policy. The Employee’s Salary shall be paid in full during his vacation and personal days. The Employee shall take his vacation at such time or times as the Employee and the Corporation shall determine is mutually convenient.

Section 8. Change in Control.

8.1. Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events;

(a) Acquisition of Stock by Third Party. Any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Corporation representing fifty (50%) percent or more of the combined voting power of the Corporation’s then outstanding securities.

(b) Change in Board of Directors. The date when Continuing Directors cease to be a majority of the Directors then in office;

(c) Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(d) Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; and

(e) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement.

8.2. Termination Following Change in Control.

(a) The Corporation will provide or cause to be provided to Employee the rights and benefits described in Section 8.3 if, within twelve (12) months following a Change in Control, the Corporation terminates the Employee’s employment for reasons other than as a result of Employee’s death, Disability or For Cause, and following such termination, Employee, at the Corporation’s request, shall provide a maximum of 50 hours of post-termination services for tax return preparation and filing and other administrative matters.

(b) The Corporation will provide or cause to be provided to Employee the rights and benefits described in Section 8.3 if, within twelve (12) months following a Change in Control, the Employee voluntarily terminates the Employee’s employment, and following such termination, Employee, at the Corporation’s request, shall provide a maximum of 50 hours of post-termination services for tax return preparation and filing and other administrative matters.; provided, however, that if the Employee’s employer desires to retain Employee’s employment, and the Employee voluntarily terminates his employment within less than sixty days following a Change in Control, then the Employee shall not be entitled to the rights and benefits described in Section 8.3.

8.3. Payment on Change in Control. In the event of the termination of Employee’s employment under any of the circumstances set forth in Section 8.2 (“Change in Control Termination”), the Corporation and/or its successor shall be obligated to pay to the Employee a lump sum in an amount equal to the sum of: (i) two (2) times his annual salary at the date of the Change in Control; and (ii) the greater of (a) the bonus declared payable to the Employee for the immediately preceding calendar year and (b) the bonus declared payable to the Employee for the current calendar year, in each case excluding the bonus, if any, awarded to Employee pursuant to Exhibit B. The payment of the above amount shall be made as soon as practicable after the Change in Control Termination, but in no event more than thirty (30) days after such Change in Control Termination and shall be in addition to any other payments to which the Employee may be entitled pursuant to Sections 4.5, 5 and 6 hereof. In addition, the Corporation shall: (i) continue to allow Employee to participate in the hospitalization, group health benefit and disability plans of the Corporation for eighteen (18) months from the date of the Change in Control Termination on the same terms and conditions as immediately prior to such Change in Control Termination (or provide the equivalent thereof if such plans do not allow such participation); and (ii) provide appropriate outplacement services the cost of which shall not exceed $3,000 as selected by the Employee for up to 12 months from the date of the Change in Control Termination.

8.4. Certain Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

(a) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) “Person” shall have the meaning as set forth in Section 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

(c) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(d) “Continuing Directors” as used in this Agreement shall mean the persons who constitute the Board of Directors of the Corporation on the date hereof together with their successors whose nominations were approved by a majority of Continuing Directors.

Section 9. Disclosure of Conflicts of Interest; Abstention from Speculation in Securities of the Corporation or Clients.

9.1. Conflicts of Interest; Speculation in Securities.

(a) In order to avoid actual or apparent conflicts of interest, the Employee shall take all necessary actions to disclose to the Corporation any direct or indirect ownership or financial interest in (i) any company, person or entity which is a service provider to the Corporation or (ii) an actual or intended client of the Corporation.

(b) While the Employee is employed by the Corporation, the Employee shall abstain from divulging or appropriating to the Employee’s own use or to that of others any secret, confidential or proprietary information or knowledge regarding the Corporation, its clients or customers for the purpose of speculation in the securities of any of them.

9.2. General Requirements. The Employee shall observe such lawful policies of the Corporation as may from time-to-time apply.

9.3. Insider Trading. Considering that the Corporation is a publicly-traded corporation, the Employee hereby agrees that the Employee shall comply with any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation.

Section 10. Disclosure of Confidential Information.

10.1. The Employee hereby acknowledges that the principal business of the Corporation is providing video and audio production and satellite and other distribution services to television and radio stations and Internet sites for corporations and other organizations seeking to communicate their news to the public; corporation consultation and production; and distribution of public relations text, audio and video to news media and the general public via satellite, streaming media, cassette, wire or other means; distribution of press releases by the Internet, mail and facsimile; the maintenance of databases of media contacts for and on behalf of clients; and such other businesses as the Corporation may conduct from time to time up until the time of termination of employment or a date of a Change in Control (the “Business”). Employee acknowledges that he will be acquiring confidential information concerning the Corporation and the Business and that, among other things, his knowledge of the Business will be enhanced through his employment by the Corporation. Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Employee will not, unless required by law, at any time, during or after the term of this Agreement, reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain or previously known to him. Employee agrees that all materials or copies thereof containing confidential information of the Corporation in Employee’s custody or possession will not, at any time, be removed from the Corporation’s premises without prior written consent of an executive officer of the Corporation (except as reasonably necessary in the discharge of Employee’s duties hereunder) and shall be delivered to the Corporation upon the earlier of (i) a request by the Corporation or (ii) the termination of Employee’s employment with the Corporation. After such delivery, Employee shall not retain any such materials or copies thereof.

10.2. Employee agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Corporation or during Employee’s provision of services as an independent contractor to the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as “Developments”).

10.3. Employee also agrees to assign and, by executing this Agreement, Employee does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of the Employee’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 10.3 shall not apply to Developments which (i) do not relate to the present or planned business or research and development of the Corporation and (ii) are made and conceived by the Employee: (A) at a time other than during normal working hours, (B) not on the Corporation’s premises and (C) not using the Corporation’s tools, devices, equipment or proprietary information. Employee understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee’s agreement to assign certain classes of inventions made by an employee, this Section 10.3 shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Employee also agrees to waive all claims to moral and/or equitable rights in any Developments.

10.4. Employee agrees to cooperate fully with the Corporation, both during and after Employee’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Employee further agrees that if the Corporation is unable, after reasonable effort, to secure Employee’s signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Employee’s agent and attorney-in-fact, and Employee hereby irrevocably designates and appoints each executive officer of the Corporation as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

10.5. The provisions of this Section 10 shall survive Employee’s employment hereunder.

Section 11. Covenant Not To Compete.

11.1. Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Employee agrees, and, accordingly, Employee does hereby agree, that he will not, directly or indirectly, in the Territory, as hereinafter defined, at any time during the Restricted Period, as hereinafter defined:

(i) engage in the Business for his account or render any services which constitute engaging in the Business, in any capacity to any entity; or become interested in any entity engaged in the Business either on his own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity; or

(ii) employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of the Corporation; or

(iii) solicit, directly or indirectly, on behalf of himself or any third party, any client or vendor, for services competitive with the Business, of the Corporation and its affiliates; or

(iv) have an interest as an owner, lender, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any business which is competitive with, or substantially similar to, the Business of the Corporation and its affiliates as presently conducted and as may be conducted by the Corporation during the Restricted Period.

11.2. If any of the restrictions contained in this Section 11 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

11.3. This Section 11 shall not be construed to prevent Employee from owning, directly or indirectly, in the aggregate, an amount not exceeding two (2%) percent of the issued and outstanding voting securities of any class of any corporation deemed to be competitive with the Corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

11.4. Notwithstanding anything to the contrary set forth in this Section 11. (i) the Employee shall not be prohibited from rendering services as a full time employee for news organizations; (ii) the Employee may  render services for an entity whose primary function is journalism; (iii) the Employee may render services for the internal public relations department of any corporation or entity who performs services for only that corporation or its affiliates, including parent corporations, subsidiaries, and joint ventures; and/or (iv) the Employee may provide services for a public relations agency directly serving that agency’s clients. Notwithstanding the prior sentence, however, the Employee may not render services, directly or indirectly, for any organization, department, or affiliate of such news organizations, corporate public relations departments, or public relations agencies, which has a division or affiliate whose primary purpose is to provide services substantially similar to, or competitive with the Business and which services represent at least 25% of the organization’s revenue, other than the entities listed in Exhibit C or their successor.

11.5. The term “Restricted Period”, as used in this Section 11, shall mean (i) the term of this Agreement plus two (2) years; (ii) in the event of a termination without cause, the term of this Agreement plus one (1) year from the date of termination; or in the event of a Change in Control Termination, the term of this Agreement. Employee acknowledges that the Corporation markets its Business worldwide and therefore, the term “Territory” as used herein shall mean the entire world.

11.6. The provisions of this Section 11 shall survive the termination of Employee’s employment hereunder and until the end of the Restricted Period.

Section 12. Rights and Remedies Upon Breach of Sections 10 or 11.

12.1. Return of Benefits. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 10 or 11 (the “Restrictive Covenants”), the Corporation shall have the right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation. In addition, if the Employee breaches or threatens to commit a breach of any of the Restrictive Covenants, (i) the Employee’s unvested stock options shall immediately lapse and (ii) the Corporation shall have the right to purchase from the Employee the Employee’s vested stock options for the book value of the shares of Common Stock underlying such vested options less the exercise price of such vested options. The Corporation may set off any amounts due to the Corporation under this Section 12.1 against any amounts owed to the Employee by the Corporation.

12.2. Injunctive Relief. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by him of Sections 10 or 11 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting a bond or showing special damages. The parties understand and intend that each restriction agreed to by Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

Section 13. Miscellaneous.

13.1. Assignment. The Employee may not assign or delegate any of his rights or duties under this Agreement.

13.2. Resignations. In the event Employee’s employment is terminated for any reason whatsoever, Employee shall immediately resign as an officer of the Corporation, its subsidiaries and affiliates.

13.3. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Corporation, supersedes all prior understandings and agreements, including employment agreements, non-compete agreements and confidentiality agreements, if any, whether oral or written, between the Employee and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

13.4. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

13.5. Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.6. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid, or overnight delivery to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

13.7. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Courts or New York County Supreme Court, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding and agree that venue for any action or proceeding brought in the State of New York shall lie in the Southern District of New York or Supreme Court, New York County, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

13.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MEDIALINK WORLDWIDE INCORPORATED

By
Laurence Moskowitz
Chief Executive Officer

Kenneth G. Torosian